Gener8 Maritime, Inc. Announces Fourth Quarter and Full Year 2015 Financial Results

New York, NY, March 15, 2016 -- Gener8 Maritime, Inc. (NYSE: GNRT) ("Gener8 Maritime" or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three months and full year ended December 31, 2015.

Highlights

•

Recorded adjusted net income of $50.1 million, or $0.61 basic and diluted adjusted earnings per share for the fourth quarter and adjusted net income of $155.5 million or $2.48 basic and $2.46 diluted adjusted earnings per share for the full year 2015.

•

Accepted delivery of two “ECO” newbuilding VLCCs, the Gener8 Athena and the Gener8 Strength in the fourth quarter and a further four “ECO” newbuilding VLCCs, the Gener8 Apollo, the Gener8 Supreme, the Gener8 Ares and the Gener8 Hera, in 2016 to date.

•

Entered into a senior secured credit facility for up to $259.6 million of debt financing for the first four of the Company’s six newbuildings with Shanghai Waigaoqiao Shipbuilding Co. (“SWS”). The first drawdown was used to refinance the October 21, 2015 term loan facility with Citibank for the Gener8 Strength, with the additional drawdowns occurring in connection with the deliveries of the Gener8 Supreme,  Gener8 Success and Gener8 Andriotis.

•	Sold the Gener8 Consul, the sole Handymax tanker in the Company’s fleet, in February 2016 for $17.5 million in gross proceeds.

“The Company achieved a number of important milestones in 2015,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime.  “Following the merger between General Maritime and Navig8 Crude Tankers, Gener8 Maritime successfully completed its initial public offering in June.  We have since taken delivery of the first seven VLCCs from our 21 vessel newbuilding program.  Each of these vessels entered Navig8 Group’s VL8 pool upon their respective deliveries.  As of the date of this release, we have 31 vessels on the water and are generating significant revenues in a strong tanker market. Our newbuilding delivery schedule remains on track, and we expect to take delivery of an additional 12 VLCCs in 2016.  The crude tanker market has seen both significant strength and volatility over the past several months, and we believe that Gener8 is well positioned to take advantage of current market conditions. We expect strong demand for crude oil driven by lower prices to continue to benefit the crude tanker market and help to absorb expected growth in the global tanker fleet. Our modern, high quality fleet of crude tankers, deployed in Navig8 Group’s strong commercial platform, has Gener8 Maritime poised to drive future growth.”

Leo Vrondissis, Chief Financial Officer, added, “During the fourth quarter we also made significant progress towards completing the financing of our newbuilding program. We secured a $259.6 million debt facility to finance the first four of our six vessels being built at SWS and are focused on finalizing the financing for the remaining two vessels well ahead of scheduled deliveries.”

- 1  -

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Revenues
	Three Months Ended		Year Ended
	Dec-15	Dec-14	Dec-15	Dec-14
VLCC
Average Spot TCE	$57,637	$22,237	$50,953	$17,255
Average Time Charter Rate	$37,459	—	$36,839	—

SUEZMAX
Average Spot TCE	$36,861	$16,959	$35,964	$16,843
Average Time Charter Rate	—	$20,092	$19,013	$19,126

AFRAMAX
Average Spot TCE	$32,227	$16,423	$30,428	$19,634

PANAMAX
Average Spot TCE	$23,146	$16,983	$22,464	$17,235

HANDYMAX
Average Spot TCE	$7,326	$15,713	$15,783	$10,231

Please refer to the tables at the end of this report for a reconciliation of TCE to voyage revenues.

Our spot TCEs include all spot voyages for the Company's vessels, including those that were within the Navig8 Group pools.

Fourth Quarter 2015 Results Summary

The Company recorded adjusted net income of $50.1 million, or $0.61 basic and diluted adjusted earnings per share, for the three months ended December 31, 2015, compared to an adjusted net loss of ($2.8) million, or ($0.08) basic and diluted adjusted loss per share, for the three months ended December 31, 2014. The increase in adjusted net income was primarily due to increases in hire rates as the market improved. The large decrease in voyage expenses for the three months ended December 31, 2015, compared to the prior year period is the result of the Company having transitioned the majority of its vessels into the Navig8 pools where voyage expenses are borne by the pool and netted out of monthly distributions.  Please refer to the tables at the end of this report for a reconciliation of adjusted net income / (loss) to net income / (loss).

Net income for the three months ended December 31, 2015 was $45.5 million, or $0.55 basic and diluted earnings per share, compared to a net loss of $(7.0) million, or $(0.21) basic and diluted loss per share, for the prior year period.

The average daily spot TCE rates obtained by the Company’s VLCC fleet, including our vessels that were within the Navig8 pools, was $57,637 for the three months ended December 31, 2015 and $50,953 for the twelve months ended December 31, 2015. Please refer to the tables at the end of this report for a reconciliation of operating days and spot charter revenues.

Net voyage revenue increased by $59.7 million, or 145.6%, to $100.7 million for the three months ended December 31, 2015, compared to $41.0 million from the prior year period. The increase was primarily attributable to the increase in hire charter rates during the three months ended December 31, 2015 compared to the prior year period, as well as lower fuel prices during the period compared to the prior year period.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs, increased by $2.8 million, or 13.9%, to $22.9 million for the three months ended December

- 2  -

31, 2015 compared to $20.1 million for the prior year period. The increase in direct vessel operating expenses was primarily due to the increase in average size of our fleet and the increase in vessel management expenses during the fourth quarter 2015 as compared to the fourth quarter 2014.

Navig8 charterhire expenses increased by $4.0 million, to $4.0 million for the three months ended December 31, 2015 compared to $0 for the three months ended December 31, 2014, due to the assumption of the time charter commitment of the Nave Quasar in connection with our merger with Navig8 Crude Tankers.

General and administrative expenses increased by $2.6 million, to $8.2 million during the three months ended December 31, 2015 compared to $5.6 million for the prior year period, primarily due to $1.4 million of legal and other professional fees related to refinancing activities which were not incurred in the prior year period as well as other professional matters and $1.5 million of amortization of restricted stock units, partially offset by a decrease of $0.5 million in the Portugal office’s expenses during the three months ended December 31, 2014. The Portugal office was officially closed in the fourth quarter of 2015. The restricted stock units were granted in connection with the pricing of our initial public offering and we recognized compensation expense upon the immediate vesting of a portion of the restricted stock units upon grant and the vesting of an additional portion upon the consummation of our initial public offering.

Adjusted EBITDA for the three months ended December 31, 2015 increased by $50.2 million, or 298.8%, to $67.0 million compared to $16.8 million for the prior year period. Please refer to the tables at the end of this report for a reconciliation of adjusted EBITDA to net income / (loss).

Depreciation and amortization expenses increased by $2.2 million, or 18.6%, to $14.0 million during the three months ended December 31, 2015 compared to $11.8 million for the prior year period. This increase is primarily due to the increase in fleet size as our newbuilding vessels are delivered, partially offset by a change in the estimated residual scrap value from $265/LWT to $325/LWT.

Net interest expense decreased by $3.0 million, or 38.5%, to $4.8 million for the three months ended December 31, 2015 compared to $7.8 million for the prior year period. Such decrease was primarily attributable to the increase in the capitalization of interest expense associated with vessel construction of $7.8 million, or by 236.4%, to $11.1 million for the fourth quarter 2015 compared to $3.3 million for fourth quarter 2014 as a result of our acquisition of the fourteen 2015 acquired VLCC newbuildings in connection with the 2015 merger.  The decrease in net interest expense was partially offset by an increase in our weighted average debt balance due to the incurrence of new debt, and an increase in our payment-in-kind interest.

As of December 31, 2015, the Company’s cash balance was $157.5 million, compared to $147.3 million as of December 31, 2014. As of December 31, 2015, the Company’s net debt (calculated as total debt less cash, discounts and deferred financing costs) was $750.6 million.

As of December 31, 2015, there were 82,679,922 shares of the Company’s common stock outstanding.

Full Year 2015 Results Summary

The Company recorded adjusted net income of $155.5 million, or $2.48 basic and $2.46 diluted adjusted earnings per share for the full year ended December 31, 2015, compared to an adjusted net loss of $(27.2) million or $(0.89) basic and diluted adjusted loss per share, for the full year 2014. The large decrease in voyage expenses for the year ended December 31, 2015, compared to the prior year period is primarily resulted from the Company having transitioned the majority of its vessels into the Navig8 pools where voyage expenses are borne by the pool and netted out of monthly distributions. Please refer to the tables at the end of this report for a reconciliation of adjusted net income / (loss) to net income / (loss).

Net income for the full year ended December 31, 2015 was $129.6 million, or $2.06 basic and $2.05 diluted earnings per share, compared to a net loss of $(47.1) million, or $(1.54) basic and diluted loss per share, for the prior year period.

Net voyage revenue increased by $182.1 million, or 119.4%, to $334.6 million for the full year ended December 31, 2015 compared to $152.5 million for the prior year period. The increase in net voyage revenues was primarily attributable to higher TCE rates earned during fiscal 2015 compared to the prior year period, primarily resulting from a higher charter rate environment, combined with lower fuel costs.

- 3  -

Direct vessel operating expenses remained substantially flat, increasing by $1.3 million, or 1.5%, to $85.5 million for the full year ended December 31, 2015 compared to $84.2 million for the prior year period.

Navig8 charterhire expenses increased by $11.3 million, to $11.3 million for the full year ended December 31, 2015 compared to $0 for the full year ended December 31, 2014, due to the assumption of the time charter commitment of the Nave Quasar in connection with our merger with Navig8 Crude Tankers.

General and administrative expenses increased by $14.0 million, or 62.5%, to $36.4 million for the full year ended December 31, 2015 compared to $22.4 million for the prior year period. The primary factors contributing to this increase were an increase in stock-based compensation from the prior year due to the issuance of RSUs in conjunction with the IPO and legal fees and professional fees related to refinancing activities which were not incurred in the prior year period as well as other matters.

Adjusted EBITDA for the full year ended December 31, 2015 increased $167.7 million, or 343.6%, to $216.5 million compared to $48.8 million for the prior year period. Please refer to the tables at the end of this report for a reconciliation of adjusted EBITDA to net income / (loss).

Depreciation and amortization expenses increased by $1.5 million, or 3.3%, to $47.6 million for the full year ended December 31, 2015 compared to $46.1 million for the prior year period. Amortization of drydocking costs increased $2.3 million while vessel depreciation decreased $0.8 million during the full year ended December 31, 2015 compared to the prior year period. The increase in the amortization of drydocking costs was primarily due to additional drydocking costs incurred during fiscal 2015. The increase in depreciation and amortization was partially offset by the decrease in vessel depreciation primarily due to the increase in our estimated residual scrap value of the vessels to $325/LWT from $265/LWT effective January 1, 2015.

Net interest expense decreased by $13.8 million, or 46.6%, to $16.0 million for the full year ended December 31, 2015 compared to $29.8 million for the prior year period. This decrease was primarily attributable to the increase in the capitalization of interest expense associated with vessel construction of $26.2 million, or by 291.2%, to $35.2 million for the full year ended December 31, 2015 compared to $9.0 million for the prior year period as a result of our acquisition of the 2015 acquired VLCC newbuildings in connection with the 2015 merger. The increase in capitalized interest was offset by an increase in our weighted average debt balance, new debt, and an increase in our payment-in-kind interest.

Other financing costs increased by $6.0 million, to $6.0 million for the full year ended December 31, 2015 compared to $0 for the prior year, due to the issuance of common shares as a commitment premium pursuant to a commitment agreement for the purchase and sale of common shares entered into in connection with our merger with Navig8 Crude Tankers and the subsequent termination of such agreement upon the IPO.

- 4  -

Gener8 Fleet

As of March 15, 2016, Gener8 Maritime has a fleet of 45 wholly-owned vessels on a fully-delivered basis. The Company’s fleet is comprised of 14 VLCC newbuildings and 31 vessels on the water consisting of 14 VLCCs, 11 Suezmaxes, four Aframaxes, and two Panamax tankers, with a total expected carrying capacity of approximately 10.8 million deadweight tons ("DWT") and average age on a DWT basis of less than 6 years upon delivery of the newbuildings.

The Company has agreed to deliver each of its newbuilding VLCCs into the VL8 Pool managed by Navig8 Group upon their respective deliveries.

Gener8 Maritime Fleet Profile
Vessels on the Water	Type	Vessel Name	DWT	Year Built	Employment
1	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
2	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
3	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
4	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
5	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
6	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
7	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
8	VLCC	Gener8 Zeus	318,325	2010	VL8 Pool
9	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
10	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
11	VLCC	Gener8 Ulysses	318,695	2003	VL8 Pool
12	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
13	VLCC	Gener8 Vision	312,679	2001	Time Charter	(1)
14	VLCC	Gener8 Victory	312,640	2001	Time Charter	(2)
15	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
16	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
17	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
18	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
19	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
20	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
21	Suezmax	Gener8 Orion	159,992	2002	Suez8 Pool
22	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
23	Suezmax	Gener8 Spyridon	159,999	2000	Suez8 Pool
24	Suezmax	Gener8 Horn	159,475	1999	Suez8 Pool
25	Suezmax	Gener8 Phoenix	153,015	1999	Suez8 Pool
26	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
27	Aframax	Gener8 Daphne	106,560	2002	V8 Pool
28	Aframax	Gener8 Elektra	106,560	2002	V8 Pool
29	Aframax	Gener8 Defiance	105,538	2002	V8 Pool
30	Panamax	Gener8 Companion	72,749	2004	Spot
31	Panamax	Gener8 Compatriot	72,749	2004	Spot
	Vessels on the Water Total		6,579,461

- 5  -

Newbuilding					Expected
Fleet List	Type	Vessel Name	DWT	Yard	Delivery Date
1	VLCC	Gener8 Success	300,000	SWS	Mar-16
2	VLCC	Gener8 Nautilus	300,000	HHI	Apr-16
3	VLCC	Gener8 Andriotis	300,000	SWS	May-16
4	VLCC	Gener8 Constantine	300,000	HHI	Jun-16
5	VLCC	Gener8 Perseus	300,000	HHI	Aug-16
6	VLCC	Gener8 Macedon	300,000	HHI	Aug-16
7	VLCC	Gener8 Hector	300,000	HAN	Aug-16
8	VLCC	Gener8 Chiotis	300,000	SWS	Aug-16
9	VLCC	Gener8 Oceanus	300,000	HHI	Sep-16
10	VLCC	Gener8 Noble	300,000	HHI	Oct-16
11	VLCC	Gener8 Theseus	300,000	HHI	Oct-16
12	VLCC	Gener8 Miltiades	300,000	SWS	Nov-16
13	VLCC	Gener8 Nestor	300,000	HAN	Jan-17
14	VLCC	Gener8 Ethos	300,000	HHI	Feb-17
	Newbuildings Total		4,200,000

(1)	Gener8 Vision on time charter through March 2016 at approximately $38,000/day gross TCE.
(2)	Gener8 Victory on time charter through August 2016 at approximately $47,600/day gross TCE with an option to extend for six months at $53,750/day gross TCE.

- 6  -

Financial Information

Selected Balance Sheet Data

	December 31,	December 31,
BALANCE SHEET DATA, at end of period	2015	2014
(Dollars in thousands)
Cash & cash equivalents	$157,535	$147,303
Current assets, including cash	258,128	230,662
Total assets	2,389,746	1,359,120
Current liabilities, including current portion of long-term debt	268,615	52,770
Current portion of long-term debt	135,367	—
Total long-term debt, including current portion, excluding discount and deferred financing costs	908,090	789,030
Shareholders' equity	1,347,761	517,149

- 7  -

Consolidated Statement of Operations for the Three Months ended December 31, 2015 and 2014

	For the Three Months
	Ended December 31,
(Dollars in thousands excepet per share data)	2015	2014

VOYAGE REVENUES
Time charter revenues	$7,059	$3,076
Spot charter revenues	6,272	89,753
Navig8 pool revenues	89,429	—
Total voyage revenues	102,760	92,829

OPERATING EXPENSES
Voyage expenses	2,103	51,845
Direct vessel operating expenses	22,938	20,148
Navig8 charterhire expenses	4,037	—
General and administrative	8,235	5,601
Depreciation and amortization	13,962	11,777
Goodwill Impairment	—	2,099
Goodwill write-off for sales of vessels	—	—
Loss on impairment of vessels held for sale	520	—
Loss on disposal of vessels & vessel equipment	557	420
Closing of Portugal office	—	366

Total operating expenses	52,352	92,256

OPERATING INCOME (LOSS)	50,408	573

Interest expense, net	(4,849)	(7,759)
Other financing costs	(4)	—
Other (expense) income, net	(34)	207
Total other expenses	(4,887)	(7,552)
NET INCOME/ (LOSS)	$45,521	$(6,979)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.55	$(0.21)
Diluted	$0.55	$(0.21)

- 8  -

Consolidated Statement of Operations for the Full Year ended December 31, 2015 and 2014

	For the Year
	Ended December 31,
(Dollars in thousands excepet per share data)	2015	2014

VOYAGE REVENUES
Time charter revenues	$28,707	$10,894
Spot charter revenues	251,584	381,515
Navig8 pool revenues	149,642	—
Total voyage revenues	429,933	392,409

OPERATING EXPENSES
Voyage expenses	95,306	239,906
Direct vessel operating expenses	85,521	84,209
Navig8 charterhire expenses	11,324	—
General and administrative	36,379	22,418
Depreciation and amortization	47,572	46,118
Goodwill Impairment	—	2,099
Goodwill write-off for sales of vessels	—	1,249
Loss on impairment of vessels held for sale	520	—
Loss on disposal of vessels & vessel equipment	805	8,729
Closing of Portugal office	507	5,123

Total operating expenses	277,934	409,851

OPERATING INCOME (LOSS)	151,999	(17,442)

Interest expense, net	(15,982)	(29,849)
Other financing costs	(6,044)	—
Other (expense) income, net	(404)	207
Total other expenses	(22,430)	(29,642)
NET INCOME/ (LOSS)	$129,569	$(47,084)

INCOME (LOSS) PER COMMON SHARE:
Basic	$2.06	$(1.54)
Diluted	$2.05	$(1.54)

- 9  -

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table above, which represent certain non-cash, one-time, and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time, and other items. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (GAAP), and should not be considered as alternatives to net income, operating income, cash flow from operating activity or any other indicator of a company’s operating performance or liquidity calculated under GAAP. The definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to those used by other companies. These definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. Set forth below is the EBITDA, Adjusted EBITDA and Adjusted Net Income reconciliation:

Reconciliation Tables

Please see below for a reconciliation of the following adjusted amounts to Net Income / (Loss)

(Dollars in thousands excepet per share data)	Three Months Ended		Year Ended
	Dec-15	Dec-14	Dec-15	Dec-14
Net Income / (Loss)	$45,521	$(6,979)	$129,569	$(47,084)
+ Goodwill Impairment	—	2,099	—	2,099
+ Goodwill write-off for sales of vessels	—	—	—	1,249
+ Loss on impairment of vessels held for sale	520	—	520	—
+ Stock-based compensation expense	1,450	247	12,243	1,215
+ Vessel Impairment & Loss on disposal of vessels and vessel equipment	557	420	805	8,729
+ Closing of Portugal office	—	366	507	5,123
+ Other financing costs	4	—	6,044	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	162	1,084	1,980	1,484
+ Transactional professional fees unable to be capitalized	—	—	1,309	—
+ Commitment Fees	1,905	—	2,556	—
Net Income / (Loss), adjusted	$50,119	$(2,763)	$155,533	$(27,185)

Weighted average shares outstanding, basic, in thousands	82,280	33,273	62,779	30,493
Weighted average shares outstanding, diluted, in thousands	82,778	33,273	63,113	30,493

Basic net income / (loss) per share, adjusted	$0.61	$(0.08)	$2.48	$(0.89)
Diluted net income / (loss) per share, adjusted	$0.61	$(0.08)	$2.46	$(0.89)

Please see below for a reconciliation of the following adjusted amounts to EBITDA

(Dollars in thousands excepet per share data)	Three Months Ended		Year Ended
	Dec-15	Dec-14	Dec-15	Dec-14
Net Income / (Loss)	$45,521	$(6,979)	$129,569	$(47,084)
+ Interest expense, net	4,849	7,759	15,982	29,849
+ Depreciation and amortization	13,962	11,777	47,572	46,118
EBITDA	$64,332	$12,557	$193,123	$28,883
+ Goodwill Impairment	—	2,099	—	2,099
+ Goodwill write-off for sales of vessels	—	—	—	1,249
+ Loss on impairment of vessels held for sale	520	—	520	—
+ Stock-based compensation expense	1,450	247	12,243	1,215
+ Vessel Impairment & Loss on disposal of vessels and vessel equipment	557	420	805	8,729
+ Closing of Portugal office	—	366	507	5,123
+ Other financing costs	4	—	6,044	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	162	1,084	1,980	1,484
+ Transactional professional fees unable to be capitalized	—	—	1,309	—
EBITDA, adjusted	$67,025	$16,773	$216,531	$48,782

- 10  -

Net Voyage Revenue & Operating Days Reconciliation Table

Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel. We calculate TCE by dividing net voyage revenue by total operating days for fleet. Net voyage revenues are voyage revenues minus voyage expenses. We evaluate our performance using net voyage revenues. We believe that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by our vessels.  Total operating days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

Gener8 Maritime Net Voyage Revenue & Operating Days
	Three Months Ended		Year Ended
(Dollars in thousands excepet Operating Days data)	Dec-15	Dec-14	Dec-15	Dec-14
VLCC
Spot Charter & Navig8 Pool Net Voyage Revenues	$42,378	$14,280	$114,167	$43,227
Spot Charter & Navig8 Pool Operating Days	735	642	2,241	2,505
Time Charter Revenue	$6,857	$—	$23,929	$—
Time Charter Operating Days	183	—	650	—

SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$34,657	$13,351	$127,939	$57,154
Spot Charter & Navig8 Pool Operating Days	940	787	3,557	3,393
Time Charter Revenue	$—	$2,988	$4,024	$10,528
Time Charter Operating Days	—	149	212	550

AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$11,833	$5,827	$42,612	$28,291
Spot Charter & Navig8 Pool Operating Days	367	355	1,400	1,441

PANAMAX
Spot Charter Net Voyage Revenue	$4,259	$3,114	$16,209	$9,798
Spot Operating Days	184	183	722	569

HANDYMAX
Spot Charter Net Voyage Revenue	$674	$1,425	$5,747	$3,505
Spot Operating Days	92	91	364	343

Gener8 Maritime Full Fleet Net Voyage Revenues
	Three Months Ended		Year Ended
(Dollars in thousands)	Dec-15	Dec-14	Dec-15	Dec-14
Total Voyage Revenues	$102,760	$92,829	$429,933	$392,409
Total Voyage Expenses	2,103	51,845	95,306	239,906
Total Net Voyage Revenues	$100,657	$40,984	$334,627	$152,503

Conference Call Information

A conference call to discuss the results will be held tomorrow, March 16, 2016 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-3982, or for international callers, 1-201-493-6780, and requesting to be joined into the Gener8 Maritime call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The pass code for the replay is 13631240. The replay will be available until March 23, 2016.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of March 15, 2016, Gener8 Maritime has a fleet of 45 wholly-owned vessels on a fully-delivered basis. Gener8's fleet is comprised of 14 VLCC newbuildings and 31 vessels on the water consisting of 14 VLCCs, 11 Suezmaxes, four

- 11  -

Aframaxes, and two Panamax tankers, with a total expected carrying capacity of approximately 10.8 million deadweight tons ("DWT"), and average age on a DWT basis of less than 6 years upon delivery of the newbuildings. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, which are based on management's current expectations and observations. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the Company’s significant customers; (ii) the failure of the Company’s significant customers, pool managers or technical managers to perform their obligations owed to the Company; (iii) the loss or material downtime of significant vendors and service providers; (iv) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (v) changes in demand; (vi) a material decline or prolonged weakness in rates in the tanker market; (vii) changes in production of or demand for oil and petroleum products, generally or in particular regions; (viii) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (ix) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (x) actions taken by regulatory authorities; (xi) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xii) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xiii) changes in the typical seasonal variations in tanker charter rates; (xiv) changes in the cost of other modes of oil transportation; (xv) changes in oil transportation technology; (xvi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xvii) changes in general political conditions; (xviii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xix) changes in the itineraries of the Company’s vessels; (xx) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and contemplated financing arrangements; (xxii) financial market conditions; (xxiii) sourcing, completion and funding of financing on acceptable terms; (xxiv) the Company’s ability to comply with the covenants and conditions under the Company’s debt obligations; (xxv) any negative perception of the Company’s Chapter 11 bankruptcy reorganization in 2012 by investors, customers or other counterparties; (xxvi) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s prospectus dated June 24, 2015, filed with the SEC pursuant to rule 424(b) of the Securities Act on June 25, 2015, and its subsequent reports on Form 10-Q and Form 8-K; and (xxvii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies. Gener8 Maritime, Inc. does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com

- 12  -